PROSPECTUS SUPPLEMENT
                    (To Prospectus Dated February 27, 1996)

                                  $60,000,000

                      Southwestern Public Service Company

                   First Mortgage Bonds, 6 1/2% Series Due 2006
                 (Interest payable on March 1 and September 1)


     The First Mortgage Bonds, 6 1/2% Series Due 2006 (the "Offered Bonds") of Southwestern Public Service Company (the "Company") mature on March 1, 2006 and are not redeemable prior to maturity.

     The Offered Bonds will be issued and registered only in the name of Cede & Co., as nominee for The Depository Trust Company, New York, New York ("DTC"), as registered owner of all the Offered Bonds, to which principal and interest payments on the Offered Bonds will be made. Individual purchases will be made only in book-entry form (as described herein). Purchasers of such book-entry interests in the Offered Bonds will not receive physical delivery of bond certificates and must maintain an account with a broker, dealer or bank that participates in DTC's book-entry system. See "Certain Terms of the Offered Bonds--Book-Entry System," herein.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                     Price to     Underwriting    Proceeds to
                                     Public*      Commissions+     Company*++

Per Bond......................        99.94%          .65%          99.29%

Total.........................     $59,964,000      $390,000      $59,574,000

*  Plus accrued interest, if any, from the date of issuance.
+ The Company has agreed to indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
++ Before deducting expenses payable by the Company, estimated at $300,000.



         The Offered Bonds are being offered by the Underwriter as set forth under "Underwriting" herein. It is expected that the Offered Bonds will be delivered in book-entry form only, on or about March 8, 1996 through the facilities of The Depository Trust Company, against payment therefor in same-day funds.

                            Dillon, Read & Co. Inc.

            The date of this Prospectus Supplement is March 5, 1996.

      IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.




                              RECENT DEVELOPMENTS

     At the Annual Meeting of the Company's shareholders held on January 31, 1996, the shareholders approved the proposed "merger of equals" of the Company and Public Service Company of Colorado ("PSCo"). Pursuant to the terms of the Merger Agreement, upon satisfaction or waiver of the terms and conditions thereof, the Company and PSCo will become wholly-owned subsidiaries of a new holding company called New Century Energies, Inc. The Company and PSCo will maintain their separate identities and continue to serve customers in their respective service areas. The Company's debt (including the Offered Bonds) and any preferred stock of the Company outstanding at the time of effectiveness of the merger will remain outstanding debt and preferred stock of the Company and the terms and conditions thereof will not change. The Company currently has no outstanding preferred stock. The transaction is subject to various conditions including the receipt of approvals from various state and federal regulators.

     At the Annual Meeting, the Company's shareholders also approved the amendment of the Company's Restated Articles of Incorporation to eliminate the Company's Preferred Stock, including the New Preferred Stock (as defined in the attached Prospectus) referred to in the attached Prospectus dated February 27, 1996 ("Prospectus"), and to provide for a new class of 10,000,000 shares of Preferred Stock, $1 par value, which may be issued in series with such terms and conditions as may be set by the Company's Board of Directors. The terms of such Preferred Stock, $1 par value, are described in the Joint Proxy Statement/Prospectus dated December 13, 1995 (contained in Registration No. 33-64951). Such Joint Proxy Statement/Prospectus, which also includes information with respect to the proposed combination of the Company and PSCo, and the Company's Current Report on Form 8-K filed February 26, 1996 (which includes as an exhibit the Company's Restated Articles of Incorporation containing the terms of the Preferred Stock, $1 par value) are incorporated herein by reference. The attached Prospectus contains references to the eliminated New Preferred Stock, and any reference to such preferred stock shall be considered to be deleted therefrom. Accordingly, such Prospectus should be referred to only for information (including information concerning the First Mortgage Bonds) which does not pertain to the eliminated New Preferred Stock.


                                USE OF PROCEEDS

     The net proceeds from the sale of the Offered Bonds will be used to repay commercial paper borrowings, approximately $75,000,000 of which were incurred to finance the redemption and repurchase in December, 1995 and January, 1996 of all of the Company's outstanding preferred stock and the balance of which was used for other general corporate purposes relating to the Company's utility construction program. The Company's commercial paper balance and its average interest rate at March 1, 1996 were $159,000,000 and 5.36%, respectively. To the extent that the net proceeds from the sale of the Offered Bonds are not immediately so used, they will be temporarily invested in short-term, interest-bearing investments.

                         CERTAIN FINANCIAL INFORMATION

     Set forth below is a summary of certain information concerning the results of operations of the Company. The information with respect to the fiscal years ended August 31, 1995 and 1994 was derived from the Company's financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1995 which is incorporated herein by reference. The information with respect to the twelve months ended November 30, 1995 was derived from the Company's Quarterly Report on Form 10-Q for the quarter ended November 30, 1995 which is incorporated herein by reference. Such reports contain, in addition to such financial statements, the related management's discussion and analysis of financial condition and results of operations.

                                               Fiscal Year      Twelve Months
                                            Ended August 31,  Ended November 30,
                                        1994          1995          1995
                                                                   (unaudited)
                                                                ($ in thousands)
Operating revenues ................  $843,448       $834,083       $847, 823

Operating expenses ................   703,729        679,872        690,462

Operating income ..................   139,719        154,211        157,361

Net earnings ......................   102,168        119,477        121,477

Ratio of earnings to
fixed charges .....................      4.76           5.10           5.06

                                                             Capitalization at
                                                             November 30,  1995
                                                                (unaudited)
                                                             ($ in thousands)
Common stock, $1 par value, authorized -
  100,000,000 shares; issued and
  outstanding -- 40,917,908                                     $   40,918
Premium on capital stock                                           306,376
Retained earnings                                                  372,903
     Common shareholders' equity                                   720,197
Preferred stock - redemption not required                           72,680*
Long-term debt                                                     580,653
     Total capitalization                                       $1,373,530

-------------------------

* All shares of Preferred Stock have been redeemed or repurchased in December, 1995 and January, 1996.


                       CERTAIN TERMS OF THE OFFERED BONDS

     The Offered Bonds are to be issued and secured by the Indenture of Mortgage and Deed of Trust, dated August 1, 1946 (the "Original Indenture"), to Chemical Bank, as Trustee (the "Trustee"), as supplemented and amended and as to be supplemented and amended by the Supplemental Indenture to be dated March 1, 1996 (the Original Indenture as so supplemented and amended being herein called the "Mortgage").

     The following description of the particular terms of the Offered Bonds supplements the description of the general terms and provisions of the bonds issued and to be issued under the Mortgage set forth in the Prospectus under "Description of New Bonds."

Maturity and Interest Rate

     The Offered Bonds will mature on March 1, 2006 and will bear interest at the rate of 6 1/2% per annum, payable semiannually on March 1 and September 1 in each year, beginning September 1, 1996. The Offered Bonds will bear interest from the date of delivery and no accrued interest will be paid on the date of delivery.

Redemption Provisions

     The Offered Bonds will not be redeemable prior to maturity. (Supplemental Indenture for the Offered Bonds Section 1.03).

Modification of the Maintenance Covenant

     The Company has reserved the right to amend the Mortgage without any consent or other action by holders of any series of Bonds created after July 15, 1992, including the Offered Bonds, the Original Indenture, and the Original Indenture as supplemented, as shall be necessary in order to amend or delete in its entirety the maintenance covenant set forth in the Mortgage, and such covenant as amended by the Supplemental Indentures. See "Description of New Bonds-Maintenance Covenant" and "Description of New Bonds-Modification of the Mortgage" in the Prospectus accompanying this Prospectus Supplement.

Book-Entry System

     DTC will act as securities depository for the Offered Bonds. The Offered Bonds will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered Offered Bond (the "Global Bond") certificate will be issued for the Offered Bonds, in the aggregate principal amount of the issue, and will be deposited with DTC.

     The Company understands that DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Offered Bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the Offered Bonds on DTC's records. The ownership interest of each actual purchaser of each Offered Bond ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Offered Bonds are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Offered Bonds, except in the event that use of the book-entry system for the Offered Bonds is discontinued.

     To facilitate subsequent transfers, all Offered Bonds deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Offered Bonds with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Offered Bonds; DTC's records reflect only the identity of the Direct Participants to whose accounts such Offered Bonds are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co. will consent or vote with respect to Offered Bonds. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Offered Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal and interest payments on the Offered Bonds will be made to DTC. DTC has advised the Company and the Trustee that its present practice is, upon receipt of any payment of principal or interest, to immediately credit the accounts of the Direct Participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Bond as shown on the records of DTC. Payments by Direct and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trustee, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depository with respect to the Offered Bonds at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Offered Bond certificates are required to be printed and delivered.

     The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Offered Bond certificates will be printed and delivered.

     Beneficial Owners should consult with the Direct Participant or Indirect Participant from whom they purchased a book-entry interest to obtain information concerning the system maintained by such Direct Participant or Indirect Participant to record such interests, to make payments and to forward notices or other information.

     The Company and Trustee have no responsibility or liability for any aspects of the records or notices relating to, or payments made on account of, book-entry interest ownership, or for maintaining, supervising or reviewing any records relating to that ownership.


                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Purchase Agreement, the Company has agreed to sell to Dillon, Read & Co. Inc. (the "Underwriter"), and the Underwriter has agreed to purchase, all of the Offered Bonds.

     Under the terms and conditions of the Purchase Agreement, the Underwriter is committed to take and to pay for all of the Offered Bonds if any are taken.

     The Offered Bonds are being initially offered by the Underwriter for sale at the price set forth on the cover hereof under "Price to Public," or at such price less a concession of .400% of the principal amount of the Offered Bonds on sales to certain dealers. The Underwriter may allow, and such dealers may reallow, a concession not exceeding .250% of the principal amount of the Offered Bonds, on sales to certain other dealers. After the initial public offering, the offering prices, concessions and reallowances may be changed by the Underwriter.

     The offering of the Offered Bonds is made for delivery when, as and if accepted by the Underwriter and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriter reserves the right to reject any order for the purchase of the Offered Bonds.

     The Company has agreed in the Purchase Agreement to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments made or required to be made by the Underwriter with respect to such liabilities.

     The Underwriter has rendered certain financial advisory services and other related services to the Company.

     The Offered Bonds are not proposed to be listed on a securities exchange, and the Underwriter will not be obligated to make a market in the Offered Bonds. The Company cannot predict the activity of any trading in or the liquidity of the Offered Bonds.

                                   PROSPECTUS

                                  $200,000,000

                      Southwestern Public Service Company

                          Cumulative Preferred Stock*
                              First Mortgage Bonds




     Southwestern Public Service Company (the "Company") intends from time to time to sell shares of its Cumulative Preferred Stock, $100 par value (the "New Preferred Stock"),* and/or its First Mortgage Bonds (the "New Bonds," and collectively with the New Preferred Stock, the "Securities"), in one or more series, each on terms to be determined at the time or times of sale. The aggregate principal amount of the New Bonds and the par value of the New Preferred Stock to be sold will not exceed $200,000,000 and the total par value of New Preferred Stock to be sold will not exceed $40,000,000. All specific terms of the offering and sale of the Securities, including (i) the specific number of shares, designation, issue price, rate and terms of payment of dividends and redemption provisions and sinking fund terms, if any, liquidation preferences or other special rights, if any, of the New Preferred Stock, (ii) the specific designation, aggregate principal amount, maturity, rate and terms of payment of interest, redemption provisions and sinking fund terms, if any, of the New Bonds and (iii) other specific terms and any listing on a securities exchange of the Securities in respect of which this Prospectus is being delivered will be set forth in a Prospectus Supplement ("Prospectus Supplement"), together with the terms of offering of such Securities. The Securities will be offered as set forth under "Plan of Distribution".




    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AN EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.






                The date of this Prospectus is February 27, 1996

--------
* The class of New Preferred Stock referred to herein and the Company's preferred stock, $25 par value, have been eliminated and, accordingly, any reference to such preferred stock in this Prospectus should be considered to be deleted.

                             AVAILABLE INFORMATION

     Southwestern Public Service Company (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission which may be inspected and copied at the offices of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60601; and Seven World Trade Center, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. Certain securities of the Company are listed on the New York, Chicago and Pacific Stock Exchanges. Reports, proxy and information statements, and other information concerning the Company can be inspected at such exchanges.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 1-3789) pursuant to the 1934 Act are incorporated herein by reference as of their respective dates of filing and shall be deemed to be a part hereof:

     1. The Company's Annual Report on Form 10-K for the year ended August 31, 1995 (the "1995 Form 10-K").

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended November 30, 1995 (the "Quarterly Report").

     3. The Company's Current Reports on Form 8-K filed February 2, 1996 and February 26, 1996.

     4. Joint Proxy Statement/Prospectus for the Annual Meeting held January 31, 1996 included in the Registration Statement of New Century Energies, Inc. (Registration No. 33-64951).

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of this offering shall also be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the request of any such person, a copy of any or all documents referred to above which have been or may be incorporated by reference in this Prospectus (not including exhibits to such incorporated information that are not specifically incorporated by reference into such information). Requests for such copies should be directed to Secretary, Southwestern Public Service Company, Tyler at Sixth, Amarillo, Texas 79101.


                                  THE COMPANY

     The Company, incorporated under the laws of the State of New Mexico in 1921, is principally engaged in the generation, transmission, distribution and sale of electric energy in portions of Texas, New Mexico, Oklahoma and Kansas. The electric properties comprise an interconnected system. A major portion of the Company's electric operating revenues is derived from operations in Texas. The principal executive offices of the Company are located at Tyler at Sixth, Amarillo, Texas 79101 (Tel: 806-378-2121).


                                USE OF PROCEEDS

     The proceeds from the sale of the Securities will be used as described in the Prospectus Supplement by which such Securities are offered.

                                EARNINGS RATIOS

     The Ratio of Earnings to Fixed Charges and the Ratio of Earnings to Combined Fixed Charges and Preferred Dividend Requirements for each of the twelve month periods ending as follows:

                      November 30,              August 31,
                          1995      ----------------------------------------
                      ------------  1995     1994     1993     1992     1991
Ratio of
Earnings to

  Fixed Charges:           5.06     5.10     4.76     4.82     4.53     4.67

  Combined Fixed
   Charges and
   Preferred
   Dividend
   Requirements:           4.35     4.37     4.04     4.01     3.63     3.79


     The Ratios for future periods will be included in the Company's Reports on Form 10-K and 10-Q. Such Reports are incorporated by reference into this Prospectus at the time they are filed.


                       DESCRIPTION OF NEW PREFERRED STOCK

     The text of this section formerly set forth herein has been deleted as the classes of Preferred Stock previously described have been eliminated from the Company's Restated Articles of Incorporation.


                            DESCRIPTION OF NEW BONDS

General

     The New Bonds will be issued in one or more series under the Indenture of Mortgage and Deed of Trust, dated August 1, 1946, to Chemical Bank, as trustee (the "Bonds Trustee") as supplemented and amended and as it is to be supplemented by a supplemental indenture for each series of New Bonds (such indenture, as so supplemented and amended, the "Mortgage"). This Prospectus includes brief outlines of certain provisions contained in the Mortgage and the Articles and does not purport to be complete. Copies of the instruments constituting the Mortgage and the Articles are Exhibits to the Registration Statement and reference is made thereto for further information including definitions of certain terms used herein.

     The principal, premium, if any, and interest on the New Bonds are payable at the principal corporate trust office of Chemical Bank in New York, New York unless the Prospectus Supplement provides otherwise. Each series of New Bonds will have a stated principal amount, maturing date(s), interest rate(s) and other specific terms as may be determined at the time of sale, all of which will be set forth in the Prospectus Supplement relating to such series. Interest, payable semiannually, at the rate set forth in such Prospectus Supplement will be paid to the persons in whose names the New Bonds are registered at the close of business on the record date set forth therein. Unless otherwise indicated in a Prospectus Supplement relating thereto, the New Bonds will be issuable only as fully registered bonds in denominations of $1,000 and integral multiples thereof, and will be exchangeable for other New Bonds of the same series in equal aggregate principal amounts without any service or other charge therefor by the Company, except for any applicable taxes or governmental charges.

     Unless otherwise indicated in a Prospectus Supplement, the covenants contained in the Mortgage and the New Bonds do not afford holders of the New Bonds special protection in the event of a highly leveraged transaction involving the Company that may adversely affect the holders of New Bonds.

Optional Redemption Provisions

     The Prospectus Supplement for each series of New Bonds will indicate if such series is subject to redemption at the option of the Company prior to maturity. If so, the Prospectus Supplement will include the terms of such redemption, which will be made upon thirty days' notice and in the manner provided in the Mortgage. The provisions of this paragraph do not apply to redemptions pursuant to operation of any sinking fund (Mortgage, Articles 8 and 11).

Sinking and Improvement Fund

     For each series of New Bonds for which the Company determines to provide a sinking and improvement fund, the terms of such fund will be described in the Prospectus Supplement relating to that series.

Security

     Each series of New Bonds together with all other Bonds heretofore or hereafter issued under the Mortgage will be equally and ratably secured by the Mortgage, which constitutes, in the opinion of Hinkle, Cox, Eaton, Coffield & Hensley, counsel for the Company, a valid and direct first lien (subject to Permitted Encumbrances) on all the present properties (principally generating plants and transmission and distribution facilities) and franchises of the Company, other than Excepted Property, subject only to a reversionary interest in the site of the Company's generating plant near Borger, Texas, conditioned upon its continued use in the generation, transmission and distribution of electric energy, and to certain minor defects in the Company's title to the sites of certain of its transmission and distribution lines, substations and minor structures. Neither such reversionary interest nor such minor defects, in the opinion of such counsel, materially interferes with the use or operation of the Company's properties.

     The Mortgage contains provisions for subjecting to the lien thereof (subject to limitations contained in Article 15 in case of a merger or transfer or lease of the Company's assets) after-acquired property other than Excepted Property. After-acquired property may, subject to certain limitations, be subject to prior liens (Mortgage Section 9.15), but, if so subject, may not be included in Gross Bondable Additions or Net Bondable Additions under the Mortgage until the prior liens thereon have been paid or prepaid (Mortgage
Section 4.01).

Maintenance Covenant

     The Mortgage provides that the Company shall, on or before October 1 in each year, deposit with the Trustee cash equal to the excess of (i) 15% of operating revenues for the year ended the preceding May 31 (less the cost of utility services purchased for resale and a further sum equal to the cost of fuel used to generate electricity in excess of 2.90 mills per net kilowatt hour) with certain adjustments, over (ii) the amounts charged on its books for maintenance and repairs during such year. Instead of depositing cash, the Company may (a) deliver Bonds or certify that Bonds have been or are to be retired (with certain exceptions) or (b) certify Gross Bondable Additions. Cash so deposited may be withdrawn in the same manner as cash deposited on release of property, may be applied to the purchase of Bonds, or may be applied to the redemption of Bonds (Mortgage Section 9.06; Supplemental Indenture Section 2.02; Mortgage, Article 8). Cash, Bonds and Gross Bondable Additions used to satisfy the requirements of the Maintenance Covenant may be deducted from Retirements in computing Net Bondable Additions (Mortgage Section 4.01).

Issuance of Additional Bonds

     The maximum principal amount of Bonds which may be outstanding under the Mortgage at any one time is $3,000,000,000. The Mortgage provides that Bonds may be issued from time to time against (1) 60% of Net Bondable Additions (Mortgage, Article 4), (2) Bonds retired or then to be retired (with certain exceptions) (Mortgage, Article 6) or (3) cash deposited with the Trustee for such purpose, which cash may be withdrawn from time to time against 60% of Net Bondable Additions (Mortgage, Article 5). With certain exceptions in the case of (2) above, no

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additional Bonds may be issued unless Net Earnings for 12 consecutive calendar months within the 15 immediately preceding calendar months, before interest and income and profits taxes, are at least twice the annual interest requirements on all Bonds outstanding and then to be issued and on all prior lien indebtedness. Based on the Company's financial results for the twelve months ended August 31, 1995, the Company could have issued approximately $316,300,000 principal amount of additional Bonds under this restriction. The available amount of Net Bondable Additions and Retired Bonds at August 31, 1995 was approximately $335,000,000 and $115,300,000, respectively.

Dividend Covenant

     The Mortgage provides that the Company will not declare any dividends (other than dividends payable in its stock) upon any shares of its stock, or make any payment on account of the purchase, redemption or other retirement of, or any distribution in respect of, any shares of its stock except to the extent that the sum of (1) $1,278,243.59, (2) Net Income of the Company, as defined, since June 1, 1946, and (3) net proceeds received by the Company from the issue since such date of any shares of its stock (but only up to an amount equal to the aggregate amount of all payments since such date on account of the acquisition of any shares of its stock), shall be greater than the aggregate amount of dividends declared on all classes of the Company's stock and of all payments made on account of the acquisition of, or distribution in respect of, any shares of its stock since such date (Mortgage Section 9.20). At August 31, 1995, approximately $949,000 of the Company's retained earnings of $378,458,000 was not available for any such purpose under this limitation.

Modification of the Mortgage

     The Mortgage, the rights and obligations of the Company and the rights of the Bondholders may be modified with the consent of the holders of 66-2/3% of the Bonds, and, if less than all series of Bonds are affected, the consent of the holders of 66-2/3% of the Bonds of each series affected (Mortgage Section 19.06). No modification of the terms of payment of principal, interest or premium and no modification reducing the percentage required for modification is effective against any Bondholder without his consent.

     The Company has reserved the right to amend the Mortgage without any consent or other action by holders of any series of Bonds created after July 15, 1992, including the New Bonds, as shall be necessary in order to amend or delete in its entirety the maintenance covenant set forth in the Mortgage, and such covenant as amended by the Supplemental Indentures. (See "Description of New Bonds -- Maintenance Covenant.")

Defaults

     An event of default is defined as: default in payment of principal of any Bond; default for 30 days in payment of interest upon any Bond or of sinking or improvement fund installments in respect of any Bond; default under other covenants for 60 days after notice to the Company by the Trustee or holders of 10% of the Bonds; failure to discharge final money judgments within 60 days; certain events in bankruptcy, insolvency, or reorganization; and certain assumptions of custody or control of the Company or its assets by governmental agencies. The Trustee may withhold notice of default (except in payment of principal, interest or sinking or improvement fund installments) if in its judgment it is in the interests of the Bondholders (Mortgage Section 13.01).

     Holders of a majority of the Bonds may require the Trustee to, and holders of 25% of the Bonds may, declare the principal and interest due and payable on default, but holders of a majority of the Bonds may annul such declaration if such default is cured (Mortgage Section 13.01). No Bondholder may enforce the Mortgage unless such holder shall have given the Trustee written notice of a default and unless the holders of a majority of the Bonds have requested the Trustee in writing to act and have offered the Trustee reasonable indemnity or security, if required, and the Trustee shall have failed to act for a period of 30 days (Mortgage Section 13.14). The foregoing does not affect the right of each Bondholder to enforce payment of principal and interest on the holder's Bond. Holders of a majority of the Bonds may direct the Trustee to take action in the event of default (Mortgage Sections 13.04, 13.19). The Trustee is not required to risk its funds or incur personal liability if there is reasonable ground for believing that repayment is not reasonably assured (Mortgage Section 16.02).


                                      5

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     Other than in connection with applications made under the Mortgage from time to time, periodic evidence is not required to be furnished as to absence of default or as to compliance with the terms of the Mortgage.

The Trustee

     Chemical Bank is the Trustee under the Mortgage.


                              PLAN OF DISTRIBUTION

     The Company may sell the Securities in any of the following ways: (i) through underwriters or dealers; (ii) directly to one or more purchasers; or
(iii) through agents. The applicable Prospectus Supplement will set forth the terms of the offering of any Securities, including the names of any underwriters or agents, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed.

     If underwriters are used in the sale of the Securities, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Securities if any of such Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Only underwriters named in a Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

     Securities also may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of Securities will be named and any commissions payable by the Company to such agent will be set forth in the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will act on a best efforts basis for the period of its appointment.

     If so indicated in a Prospectus Supplement with respect to the New Bonds, the Company will authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase such New Bonds from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate amount of the New Bonds sold pursuant to the Contracts shall be not less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom the Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the Company. The Contracts will not be subject to any conditions except (i) the purchase by an institution of the New Bonds covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the New Bonds are being sold to underwriters, the Company shall have sold to such underwriters the total amount of the New Bonds less the amount thereof covered by the Contracts. The underwriters will not have any responsibility in respect of the validity or performance of the Contracts.

     If dealers are utilized in the sale of any Securities, the Company will sell such Securities to the dealers, as principal. Any dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the Prospectus Supplement with respect to such Securities being offered thereby.

     It has not been determined whether any of the Securities will be listed on a securities exchange. Underwriters will not be obligated to make a market in any of the Securities. The Company cannot predict the activity of trading in, or liquidity of, any of the Securities.

                                       6

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




     Any underwriters, dealers or agents participating in the distribution of Securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of Securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act"). Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents, or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engaged in transactions with, or perform services for, the Company or its affiliates in the ordinary course of business.


                                 LEGAL OPINIONS

     Certain legal matters in connection with the Securities are being passed upon for the Company by Hinkle, Cox, Eaton, Coffield & Hensley, Amarillo, Texas and Cahill Gordon & Reindel, a partnership including a professional corporation, New York, New York. Cahill Gordon & Reindel is not passing upon the incorporation of the Company and is relying upon the opinions of Hinkle, Cox, Eaton, Coffield & Hensley as to matters of New Mexico and Texas law; Rainey, Ross, Rice & Binns, Oklahoma City, Oklahoma as to matters of Oklahoma law; and Foulston & Siefkin, Topeka, Kansas as to matters of Kansas law. Gary W. Wolf, a partner in the law firm of Cahill Gordon & Reindel, is a director of the Company.


                                    EXPERTS

     The consolidated financial statements of the Company for the year ended August 31, 1993 included in the Company's 1995 Form 10-K, which is incorporated herein by reference, are incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included in the 1995 Form 10-K, and upon the authority of that firm as experts in accounting and auditing.

     The consolidated balance sheets and statements of capitalization of the Company as of August 31, 1995 and 1994 and the related consolidated statements of earnings, common shareholders' equity and cash flows for the years then ended included in the 1995 Form 10-K, which statements are incorporated herein by reference, have been audited by Deloitte & Touche LLP ("Deloitte & Touche"), independent public accountants, as indicated in its report with respect thereto, and are included herein in reliance upon the authority of that firm as experts in accounting and auditing in giving said report.

     With respect to any unaudited interim financial information included in the Company's quarterly reports on Form 10-Q that are or will be incorporated herein by reference, Deloitte & Touche applies limited procedures in accordance with professional standards for reviews of such information. As stated in any of its reports that are included in the Company's quarterly reports that are or will be incorporated herein by reference, Deloitte & Touche did not audit and did not express an opinion on such interim financial information. Accordingly, the degree of reliance on any of Deloitte & Touche's reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche is not subject to the liability provisions of Section 11 of the Securities Act for any of its reports on such unaudited interim financial information because those reports are not "reports" or a "part" of the Registration Statement filed under the Securities Act with respect to the Securities prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

     To the extent that a firm of certified public accountants audits and reports on the financial statements of the Company issued at future dates, and consents to the use of their report thereon, such financial statements also will be incorporated by reference herein in reliance upon their report and said authority.

     The statements and legal conclusions as to all matters of law in the Company's 1995 Form 10-K, the Quarterly Report and this Prospectus (except as to matters of Kansas and Oklahoma law in such documents) have been reviewed by Hinkle, Cox, Eaton, Coffield & Hensley. Statements and legal conclusions as to matters of Oklahoma law in such documents have been reviewed by Rainey, Ross, Rice & Binns. Statements and legal conclusions as to matters of Kansas law in such documents have been reviewed by Foulston & Siefkin. All such


                                       7

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


statements and legal conclusions are set forth in such documents and incorporated by reference herein or set forth herein in reliance upon said firms, respectively, as experts.

     No person is authorized to give any
information or to make any representations
other than those contained or incorporated by
reference in this Prospectus Supplement and
the Prospectus and, if given or made, such
information or representations must not be
relied upon as having been authorized. This
Prospectus Supplement and the Prospectus do
not constitute an offer to sell or the
solicitation of an offer to buy any
securities other than the Offered Bonds to
which this Prospectus Supplement relates.
This Prospectus Supplement and the Prospectus
do not constitute an offer to sell or a                     $60,000,000
solicitation of an offer to buy such
securities in any circumstances in which such           Southwestern Public
offer or solicitation is unlawful. Neither                Service Company
the delivery of this Prospectus Supplement or
the Prospectus nor any sale made hereunder
shall, under any circumstances, create any              First Mortgage Bonds,
implication that there has been no change in           6 1/2% Series Due 2006
the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of this Prospectus Supplement.

                                                        ---------------------
      TABLE OF CONTENTS                                 Prospectus Supplement
                                                        ----------------------
                                       Page
Recent Developments                    S-2
Use of Proceeds                        S-2
Certain Financial Information          S-3
Certain Terms of the Offered Bonds     S-4
Underwriting                           S-6


                     Prospectus

Available Information                   2
Incorporation of Certain Documents by
  Reference                             2
The Company                             2
Use of Proceeds                         2
Earnings Ratios                         3             DILLON, READ & CO. INC.
Description of New Preferred Stock      3
Description of New Bonds                3
Plan of Distribution                    6
Legal Opinions                          7
Experts                                 7